The Morgan Group, Inc. and Subsidiaries

          Exhibit 11 - Statement re: Computation of Per Share Earnings
                                   (Unaudited)


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

                                                     Three Months Ended       Nine  Months Ended
                                                         Sept. 30,                 Sept. 30,
                                                  ----------------------     ---------------------
                                                    1996          1995         1996         1995
                                                  --------      --------     --------     --------
                                                        Unaudited)                (Unaudited)

Primary

Average shares outstanding                      2,566,665     2,566,665      2,566,665    2,566,665
Exercise of warrants                               88,888         - - -         88,888        - - -
Redemption of shares of series A preferred
   stock                                          150,000         - - -        150,000         - - -
Treasury stock repurchased; includes affect
   of dilutive warrants using the
   Treasury Stock Method                         (113,064)        9,106       (122,716)      54,154
                                                 ---------        -----       ---------      ------

Total                                           2,692,489     2,575,771      2,682,837    2,620,819

Fully Diluted

Net effect of dilutive warrants based
    upon the treasury stock method
   using the average stock prices                    - - -       - - -            - - -        - - -
                                                 ---------        -----       ---------      ------

   Total                                        2,692,489     2,575,771      2,682,837    2,620,819

Net Income                                           $495         $814            $921       $2,041

Series A Redeemable
   Preferred stock dividends                        - - -            61          - - -          183
                                                   -------           ---         ------         ---
Net Income                                           $495          $753           $921       $1,858
                                                    =====         =====          =====       ======

Primary earnings per share                           $.18          $.29           $.34         $.71

Fully diluted earnings per share                     $.18          $.29           $.34         $.71
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